Exhibit 99.1

Federal Trust Corporation Announces Year-End Results for 2006

          SANFORD, Fla., Feb. 2 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chief Executive Officer and President of Federal Trust Corporation reported today that earnings for the quarter ended December 31, 2006 were $741,000 or $.08 per basic and fully diluted share, compared to $1,166,000 or $.14 per basic and diluted share for the fourth quarter of 2005. For the full year, earnings decreased 23% to $3,410,000 for 2006, from $4,436,000 for 2005. On a per share basis, 2006 earnings were $.38 per basic and $.37 fully diluted per share compared to $.54 basic and $.53 per fully diluted share for 2005.

          At December 31, 2006, Federal Trust’s total assets were $723.0 million, a decrease of $12.4 million, or 2% from December 31, 2005. Total non-performing assets at December 31, 2006 were $12.0 million, up from $2.7 million at the end of 2005.  As a result, the allowance for loan losses was increased to .84% of total loans, up from .71% at the end of 2005.  Stockholders’ equity at the end of 2006 was $54.6 million, and the book value per share was $5.86.

          Mr. Suskiewich stated, “The fourth quarter saw certain changes in management, but more importantly in our banking philosophy.  We have begun to place more focus and emphasis on the generation of core deposits and the development of small business relationships.  We opened our ninth office in Eustis in October, our third new office in 2006.  Our reception in the community, especially in the demand deposit account area, has been very positive.  Needless to say, building branches is a slow and expensive process, but one that will add significant franchise value to the Company.  We are still on target for the opening of two additional branch offices in 2007.  With the completion of our branch expansion plan, our full focus will be on maximizing earnings.  In the meantime, let me assure you that we will be working tirelessly in 2007 to improve our net interest margin, with less emphasis on borrowed funds and more emphasis on core deposits to fully utilize our branch network.  New products are also being rolled out, with incentives for employees to further enhance core products and earnings.”

          “Recognizing that the Company would experience a decrease in earnings until we complete the branch expansion, the Board of Directors elected not to make an allocation to the Employee Stock Ownership Plan for 2006.  In addition, Federal Trust Corporation has further diversified its Board of Directors in recent months with the addition of Robert Cox and Charles Webb.  Both new directors have a depth of financial institution experience and a commitment to build value for the shareholders,” concluded Mr. Suskiewich.

          Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At February 1, 2007, the closing price was $10.30 per share.

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $716 million federally-chartered, FDIC-insured savings bank, and Federal Trust Mortgage Company, a Florida corporation, which originates fixed and adjustable rate mortgage loans for sale in the secondary market. Federal Trust Bank operates from nine full-service offices in Seminole, Orange, Volusia and Lake Counties, Florida. The Company’s Executive and Administrative Offices and the headquarters for Federal Trust Mortgage Company are located in Sanford, in Seminole County, Florida.

          The following information is in thousands except per share data.

	At Quarter End

	Dec. 31, 2006	Dec. 31, 2005	% Change

Total assets	$722,964	$735,416	-2%
Investment securities	65,558	50,080	31%
Loans	603,917	630,827	-4%
Deposits	472,794	471,062	0%
Shareholders’ equity	54,620	44,141	24%
Book value per share	$5.86	$5.33	10%
Non-performing assets	12,007	2,655	352%
Allowance for loan loss	5,098	4,477	14%
Allowance for loan loss as a percent of total loans, net of LIP	0.84%	0.71%	19%

	Three Months Ended

	Dec. 31, 2006	Dec. 31, 2005	% Change

Interest Income	$11,125	$10,095	10%
Interest Expense	7,409	5,999	24%
Net interest income	3,716	4,096	-9%
Provision for Loan Loss	345	150	130%
Non-interest income	455	454	0%
Non-interest expense	2,893	2,700	7%
Provision for income taxes	192	534	-64%
Net earnings	741	1,166	-36%
Earnings per share - basic	0.08	0.14	-43%
Earnings per share - fully diluted	0.08	0.14	-43%
Average common shares Outstanding - basic	9,320	8,422	11%
Average common shares Outstanding - fully diluted	9,461	8,563	10%
Return on average assets	0.41%	0.64%	-36%
Return on average equity	5.59%	10.73%	-48%
Net Interest Margin	2.23%	2.43%	-8%

	Twelve Months Ended

	Dec. 31, 2006	Dec. 31, 2005	% Change

Interest Income	$43,842	$33,977	29%
Interest Expense	28,114	19,336	45%
Net interest income	15,728	14,641	7%
Provision for Loan Loss	639	650	-2%
Non-interest income	2,226	2,533	-12%
Non-interest expense	12,461	9,791	27%
Provision for income taxes	1,444	2,297	-37%
Net earnings	3,410	4,436	-23%
Earnings per share - basic	0.38	0.54	-30%
Earnings per share - fully diluted	0.37	0.53	-30%
Average common shares Outstanding - basic	8,995	8,269	9%
Average common shares Outstanding - fully diluted	9,135	8,396	9%
Return on average assets	0.46%	0.66%	-30%
Return on average equity	6.70%	10.70%	-37%
Net Interest Margin	2.33%	2.34%	0%

          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

          Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Federal Trust Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Federal Trust Corporation’s financial performance and could cause actual results for fiscal 2006 and beyond to differ materially from those expressed or implied in such forward-looking statements. Federal Trust Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

          For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov.  Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com.

          For more information, contact:     Marcia Zdanys,
                                                                Corporate Secretary/Investor Relations
                                                                (407) 323-1833

SOURCE  Federal Trust Corporation
          -0-                                                  02/02/2007
          /CONTACT:  Marcia Zdanys, Corporate Secretary-Investor Relations of Federal Trust Corporation, +1-407-323-1833/
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          (FDT)